EXHIBIT 5.1


                                                              October 20, 1998


Intelligent Medical Imaging, Inc.
4360 Northlake Boulevard
Suite 214
Palm Beach Gardens, FL  33410

Ladies and Gentlemen:

     We have acted as counsel for Intelligent Medical Imaging, Inc., a Delaware corporation (the "Company") in connection with the registration of 4,596,315 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") for sale by certain selling shareholders of the Company.

     In connection with this opinion, we have examined the Registration Statement on Form S-3 (No. 333-60187) filed with the Securities and Exchange Commission ("SEC") pursuant to the rules and regulations promulgated under the Securities Act of 1933 on July 30, 1998, as amended by Amendment No. 1 thereto, which will be filed on or about October 20, 1998, (the "Registration Statement"), relating to the above-mentioned registration. In addition, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or advisable in order to enable us to render the opinion contained herein. All capitalized terms used herein, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to unsigned documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all appropriate State "Blue Sky" and securities laws.

     Based upon the foregoing, we are of the opinion that the Shares of Common Stock (i) when issued and delivered upon the conversion of, and in accordance with the terms of, the Debentures, (ii) when issued and delivered upon the exercise of, and in accordance with the terms of, the Warrants, including full payment to the Company of the applicable exercise price of the Warrants, and
(iii) when sold by the selling shareholders in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement, as the case may be, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder.

                                                  Very truly yours,


                                                  /s/  Edwards & Angell, LLP
                                                  --------------------------
                                                       EDWARDS & ANGELL, LLP